UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IMPERIAL SUGAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 22, 2008

Dear Shareholder:

The Annual Meeting of Shareholders will be held on Tuesday, January 27, 2009, at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479. You are cordially invited to attend.

At the meeting we will elect five directors and act on the selection of auditors.

Your Board of Directors joins me in urging you to attend the meeting to hear a report on the Company’s progress and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

Sincerely,

John C. Sheptor President and Chief Executive Officer

IMPERIAL SUGAR COMPANY

Notice of Annual Meeting of Shareholders

To Be Held January 27, 2009

To the Shareholders of Imperial Sugar Company:

The 2009 Annual Meeting of Shareholders of Imperial Sugar Company (the “Company”) will be held on Tuesday, January 27, 2009 at 8:00 a.m., Central time, at the Marriott Town Square, 16090 City Walk, Sugar Land, Texas 77479, for the following purposes:

(1)	to elect five directors;

(2)	to consider and act on a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2009; and

(3)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on December 8, 2008 are entitled to notice of and to vote at the meeting.

The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your shares be represented at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

By order of the Board of Directors

Louis T. Bolognini
Secretary

Sugar Land, Texas

December 22, 2008

IMPERIAL SUGAR COMPANY

P.O. Box 9

Sugar Land, Texas 77487-0009

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Sugar Company (the “Company”) to be voted at the 2009 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by facsimile, by other electronic correspondence or in person. The Company has retained Broadridge Financial Solutions, Inc. on customary terms and at an estimated fee of $5,995, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about December 22, 2008.

All duly executed proxies will be voted as indicated by the instructions on the proxies. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice of the revocation has been given to the Secretary of the Company, unless the person granting the proxy votes in person.

Unless otherwise indicated on the proxy, shares will be voted by the persons named in the accompanying proxy as follows:

(1)	for the election of the five directors named below; and

(2)	for ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2009.

The majority of the outstanding shares of common stock, without par value, of the Company (“Common Stock”) entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked “Abstain” on a matter will be considered to be represented at the meeting for quorum purposes.

Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

Under the Company’s bylaws, directors are elected by a plurality of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the proposal.

The persons named in the accompanying proxy may act with discretionary authority should any director nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

At the close of business on December 8, 2008, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 11,964,927 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held and cumulative voting is not allowed in the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors recommends a vote

FOR the election of the persons nominated herein.

The Company’s Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 2009 Annual Meeting, the terms of office of Class I directors extend until the Annual Meeting of Shareholders in 2012, and until their successors are qualified. The terms of office of Class II directors extend until the Annual Meeting of Shareholders in 2010 and the terms of office of Class III directors extend until the Annual Meeting of Shareholders in 2011, and, in each case, until their successors are qualified. The Company has determined the following directors to be independent under rules of The NASDAQ Stock Market LLC (“NASDAQ”): Curtis G. Anderson; Gaylord O. Coan; James J. Gaffney; Yves-Andre Istel; Ronald C. Kesselman; Robert S. Kopriva; Gail A. Lione; David C. Moran; John E. Stokely and John K. Sweeney.

Nominees

At the 2009 Annual Meeting, the Board of Directors of the Company proposes to elect John C. Sheptor, who filled the vacancy created by the resignation of Class I director Robert A. Peiser from the Board, Robert S. Kopriva and John K. Sweeney as Class I directors. The Board also proposes to elect Ronald C. Kesselman and John E. Stokely, each of whom filled the vacancies created by the Board’s increase in the number of directors and were appointed to a newly established Special Investigative Committee, as Class II and Class III directors, respectively. All of the nominees currently serve as directors of the Company. Set forth below is certain information concerning the nominees, including the business experience of each during the past five years and the age of each nominee on December 8, 2008.

Directors in Class I

(Terms expiring at the 2012 Annual Meeting of Shareholders)

John Sheptor, age 50, was appointed President, Chief Executive Officer and a director in January 2008. Mr. Sheptor joined the Company as Executive Vice President and Chief Operating Officer in February 2007. Prior to joining the Company, Mr. Sheptor held the position of Project Deputy Director from 2005 to 2007 for the Supply Chain Management System initiative funded under President Bush’s Emergency Plan for HIV/AIDS Relief in Washington, D.C. Previously, he was Executive Vice President of Merisant Worldwide, Inc., the distributor of Equal, from 2001 to 2004, where he led all global operations, including manufacturing, R&D and Information Technologies. Prior to that position, he held general management, supply chain and manufacturing positions for Monsanto Company with a substantial international focus.

Robert S. Kopriva, age 57, has been a director of the Company since October 2007. Mr. Kopriva currently offers business consulting services to the food processing and manufacturing industries and serves as a director of Bar-S Foods and Santa Maria Foods. Mr. Kopriva served in various executive positions at Sara Lee Corporation, a consumer goods company, from 1981 to 2005, the latest being Chief Executive Officer of Sara Lee Foods. From 2005, Mr. Kopriva was a Board member and, for a period, Chairman of Premium Standard Farms, Inc. until it was merged with Smithfield Foods in May 2007.

John K. Sweeney, age 56, has been a director of the Company since August 2001. From September through November 2008, Mr. Sweeney was a Managing Director of Barclays Capital, a financial services company, where he was involved in high yield, distressed and special situation investments. Prior to joining Barclays Capital, Mr. Sweeney was with Lehman Brothers, a financial services company, and predecessor firms from 1974 to 2008.

Director in Class II

(Term expiring at the 2010 Annual Meeting of Shareholders)

Ronald C. Kesselman, age 65, was appointed as a Class II director on October 23, 2008 by the Board of Directors and accordingly is being submitted for election by the shareholders at the 2009 Annual Meeting. Mr. Kesselman is currently a consultant, and has more than 40 years business experience, including a number of roles in the food and consumer products industries. Previously, he served as Chairman and Chief Executive Officer of Elmer’s Products, Inc., a manufacturer of glues and adhesives, from 1995 to 2003, and held positions with Borden, Inc. and Mattel. Mr. Kesselman currently serves on the Board of Directors of The Inventure Group, Inc., American Italian Pasta Co. and Homax Products, and on the Advisory Board of the Kellogg School at Northwestern University.

Director in Class III

(Term expiring at the 2011 Annual Meeting of Shareholders)

John E. Stokely, age 55, was appointed as a Class III director on October 23, 2008 by the Board of Directors and accordingly is being submitted for election by the shareholders at the 2009 Annual Meeting.

Mr. Stokely currently works as a consultant. From August 1999 through 2007, Mr. Stokely served as President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries. Mr. Stokely is also a director of ACI Worldwide, Incorporated, AMF Bowling, Inc. and SCP Pool Corporation.

Continuing Directors

Set forth below is certain information concerning the six directors of the Company whose present terms of office are scheduled to continue until 2010 or 2011, as applicable, including the business experience of each during the past five years and the age of each director on December 8, 2008.

Directors in Class II

(Terms expiring at the 2010 Annual Meeting of Shareholders)

Curtis G. Anderson, age 67, has been a director of the Company since June 2002. He currently serves as Chairman of the Board of Directors of Anderson Capital Corporation, a Savannah, Georgia-based privately held investment company that he founded in 1986, and on the Board of Directors of Arrow Tru-Line. From 1994 to 1999, Mr. Anderson served as President, Chief Operating Officer and a director of Kuhlman Corporation, a diversified manufacturing company then listed on the New York Stock Exchange.

James J. Gaffney, age 68, has been a director of the Company since August 2001 and has served as Chairman since February 2003. From 1997 to 2003, Mr. Gaffney served as a consultant to private investment funds affiliated with Goldman, Sachs & Co. in relation to investments by those funds in Viking Pacific Holdings Ltd. and Vermont Investments Limited, both New Zealand-based diversified holding companies. Mr. Gaffney also is a director of Armstrong World Industries, SCP Pool Corporation and Beacon Roofing Inc.

Yves-Andre Istel, age 72, has been a director of the Company since August 2001. Mr. Istel is a Senior Advisor to Rothschild, Inc., a financial services company, and was Vice Chairman of Rothschild, Inc. from 1993 to 2002. He is a director of Compagnie Financiere Richemont S.A., Analog Devices, Inc. and Reinet Investments S.C.A. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992.

Directors in Class III

(Terms expiring at the 2011 Annual Meeting of Shareholders)

Gaylord O. Coan, age 73, has been a director of the Company since August 2001. Mr. Coan was Chairman of the Management Executive Committee and Chief Executive Officer of Gold Kist Inc., the nation’s second largest poultry processing company, from 1995 until his retirement in 2001. He is also a director of Cotton States Life Insurance Company.

Gail A. Lione, age 59, has been a director of the Company since November 2007. Ms. Lione currently serves as Executive Vice President, General Counsel and Secretary of Harley-Davidson, Inc., a motorcycle manufacturing company, where she has been employed since 1997. For the seven years prior to joining Harley-Davidson, Ms. Lione was General Counsel and Secretary of U.S. News & World Report and its affiliates. Ms. Lione currently serves on the Board of Directors of Sargento Foods, Inc.

David C. Moran, age 50, has been a director of the Company since December 2005. Mr. Moran is currently the Executive Vice President of H.J. Heinz Company, a food company, and the Chief Executive Officer and President of Heinz North America. Mr. Moran has been with the Heinz companies since 1998 when he started as Vice President of Heinz, USA. He was with The Clorox Company from 1984 to 1998 in various sales related and executive positions.

CORPORATE GOVERNANCE

Election of Directors

Under the Company’s bylaws, directors are elected by a plurality of votes cast. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board which will act on the recommendation within 90 days following certification of the shareholder vote and disclose its decision-making process for accepting or rejecting the director’s resignation offer in a Form 8-K filed with the Securities and Exchange Commission. Abstentions and broker non-votes are treated as votes not cast and will have no effect in the election of directors.

Board Meetings and Committees

The Company’s Board of Directors met 20 times during the year ended September 30, 2008. Directors are expected to attend all Board meetings and the annual meeting of shareholders. All members of the Board of Directors attended the 2008 Annual Meeting of Shareholders. All current directors attended at least 90% of their Board meetings which they were eligible to attend and 100% of their committee meetings which they were eligible to attend. At intervals between formal meetings, members of the Board of Directors and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

The Board of Directors has four standing committees: Audit, Executive Compensation, Nominating and Corporate Governance and Special Investigative. The membership and principal responsibilities of the committees are described below.

Audit Committee

Members:	Gaylord O. Coan, Chairman
Curtis G. Anderson
Yves-Andre Istel
Robert S. Kopriva

The Audit Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Audit Committee reviews with the Company’s internal audit staff and independent registered public accounting firm the scope and results of their audits; monitors the adequacy of the Company’s system of internal controls and procedures; selects, subject to ratification by the shareholders, the independent registered public accounting firm; and reviews and approves the fees paid for services rendered by such accountants. During the year ended September 30, 2008, the Audit Committee met 5 times. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the Audit Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Executive Compensation Committee

Members:	John K. Sweeney, Chairman
Gaylord O. Coan
James J. Gaffney
David C. Moran

The Executive Compensation Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee establishes the salaries, bonuses and other compensation for the Company’s directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or, in some cases, recommends to the Board the Company’s compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company’s Long-Term Incentive Plan and administers the Company’s incentive bonus plans. The Executive Compensation Committee met 4 times during the year ended September 30, 2008. Additional information about the Executive Compensation Committee and its responsibilities is included in the section of this proxy statement entitled “Compensation Discussion and Analysis” and in the Company’s Executive Compensation Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Nominating and Corporate Governance Committee

Members:	Yves-Andre Istel, Chairman
Curtis G. Anderson
Gail A. Lione

The Nominating and Corporate Governance Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Committee’s primary purpose is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending director nominees to the Board and recommending to the Board a set of corporate governance guidelines applicable to the Company. The Committee also provides assistance to the Board in the areas of committee member selection, evaluation of the overall effectiveness of the Board and committees of the Board, and review and consideration of corporate governance practices and regulatory policies. This Committee met 3 times during the year ended September 30, 2008. Additional information about the Nominating and Corporate Governance Committee is included in the section of this proxy statement entitled “Nominating and Corporate Governance Committee Report” and in the Company’s Nominating and Corporate Governance Committee Charter, which is available free of charge on the Company’s web site located at www.imperialsugar.com.

Special Investigative Committee

Members:	Ronald C. Kesselman, Co-Chairman
John E. Stokely, Co-Chairman

The Special Investigative Committee consists of members who are not officers or employees of the Company or its subsidiaries and who are independent under rules established by NASDAQ. The Board established this Committee in October 2008 to independently investigate allegations raised by certain shareholders relating to the February 2008 explosion at the Company’s refinery in Port Wentworth, Georgia. The Committee is authorized to engage such legal counsel, experts, consultants and advisers as it deems desirable or necessary to assist it in the discharge of its responsibilities.

Policies and Procedures for Approval of Related Person Transactions

Under the Company’s Code of Conduct, directors, officers and employees are to avoid situations that present a potential conflict between their personal interests and the interests of the Company. The Code requires that directors, officers and employees make a prompt disclosure in writing through Company reporting channels or to the Company’s legal department of any fact or circumstance that may involve an actual or potential conflict of interest as well as any information necessary to determine the existence or likely development of conflicts of interest. This specifically includes any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

For executive officers of the Company, the Senior Vice President, General Counsel and Corporate Secretary reviews the written disclosure described above with the Chairman of the Audit Committee and/or the Company’s Chief Executive Officer, and a determination is made whether to approve the transaction resulting in the conflict of interest or potential conflict of interest. The matter may be referred to the Company’s Board of Directors as circumstances require. If the transaction involves the Chief Executive Officer or a member of the Board of Directors, the matter is referred to the full Board of Directors for review and approval. In each case, the standard applied in approving the transaction is the best interests of the Company without regard to the interests of the individual officer or director involved in the transaction. These procedures for reviewing and approving conflict of interest transactions are based on the Company’s past practice and are not in writing.

Director Remuneration

The Chairman of the Board of Directors receives an annual retainer of $90,000 and each other director who is not an officer or employee of the Company receives an annual retainer of $45,000. In addition to the annual retainer, directors will be paid $1,500 per Board meeting for each meeting after the tenth meeting and will be paid $1,000 per committee meeting for each meeting after the eighth meeting, except the Special Investigative Committee, where after the fifth meeting, directors will be paid $1,000 per committee meeting. Chairmen of the Executive Compensation and the Nominating and Corporate Governance Committees receive an additional $10,000 annual retainer and other members of those committees receive an additional annual retainer of $5,000. The Chairman of the Audit Committee receives an additional annual retainer of $15,000 and the other members of that committee receive an additional annual retainer of $10,000. The Co-Chairmen of the Special Investigative Committee each receive an additional annual retainer of $25,000. All retainers are paid quarterly. A detailed non-employee director compensation summary is provided in the table below. The Company reimburses each director for travel expenses incurred in connection with his or her attendance at Board or committee meetings or other Company business meetings.

In addition to cash compensation described above, Mr. Gaffney was granted 4,908 restricted share units and each other non-employee director except Messrs. Kesselman and Stokely were granted 2,454 restricted share units on April 29, 2008. Such restricted share units vest six months after service on the Board terminates. Mr. Kopriva and Ms. Lione were each granted 5,000 restricted stock units upon their appointment to the Board on October 8, 2007 and November 26, 2007, respectively. Such restricted share units will vest six months after service on the Board terminates but no earlier than October 8, 2009, in the case of Mr. Kopriva and November 26, 2009, in the case of Ms. Lione. Messrs. Kesselman and Stokely were each granted 8,517 restricted share units on October 23, 2008, when they became members of the Board of Directors. Such restricted share units will vest six months after service on the Board terminates but no earlier than October 23, 2010.

Directors who are employees of the Company do not receive compensation for serving on the Board or its committees. The following table provides information on the Company’s compensation for non-employee directors for fiscal 2008.

Name	Director Fees Earned or Paid in Cash	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Special Investigative Committee (1)	Total	Restricted Stock Units (#)
James J. Gaffney	$99,750	—	—	$5,000	—	$104,750	4,908
Curtis G. Anderson	54,000	$10,000	$5,000	—	—	69,000	2,454
Gaylord O. Coan	54,750	15,000	—	5,000	—	74,750	2,454
Yves-Andre Istel	54,750	10,000	10,000	—	—	74,750	2,454
David C. Moran	54,000	—	—	5,000	—	59,000	2,454
John K. Sweeney	54,750	—	—	10,000	—	64,750	2,454
Robert S. Kopriva	54,750	10,000	—	—	—	64,750	7,454
Gail A. Lione	45,750	—	4,167	—	—	49,914	7,454
Ronald C. Kesselman (1)	—	—	—	—	—	—	—
John E. Stokely (1)	—	—	—	—	—	—	—

(1)	Messrs. Kesselman and Stokely were appointed to the Board of Directors and the Special Investigative Committee was established in October 2008.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The primary purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying qualified individuals who might become a Board member. This Committee has also been charged with the responsibility of monitoring the Company’s corporate governance profile, with the intent of seeking to maintain “best practices” in the area of corporate governance. To assist the Committee in fulfilling this responsibility, it has selected a Chief Governance Officer, Louis T. Bolognini, who is a senior executive and general counsel for the Company and whose duties include corporate governance matters. The Nominating and Corporate Governance Committee met 3 times in fiscal 2008. The Charter of the Nominating and Corporate Governance Committee as adopted by the Board of Directors is available free of charge on the Company’s web site located at www.imperialsugar.com.

Our Corporate Governance Guidelines require that at least a majority of all of our directors meet the criteria for independence established by NASDAQ for continued listing, including its listing standards, and all other legal requirements. Under NASDAQ listing standards, to be considered independent, a director must not have a relationship, which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, certain specified relationships preclude a finding of independence. The standards specify the criteria by which independence of directors will be determined.

The Board of Directors has determined that all of its non-management members are independent under NASDAQ listing standards. It has also determined that each member of the Audit, Executive Compensation, Nominating and Corporate Governance and Special Investigative Committees is independent. The non-management directors meet in executive session without members of management present at every regular Board meeting and the Chairman of the Board, James J. Gaffney, presides at these executive sessions.

All directors standing for election at the 2009 Annual Meeting of Shareholders are directors currently serving on the Board, were recommended by the Nominating and Corporate Governance Committee and were approved by all of the independent directors. The Committee also considers qualified nominees recommended by shareholders; any recommendation for the 2010 election of directors should be submitted in writing to the Committee in care of the Secretary of the Company at P.O. Box 9, Sugar Land, Texas 77487.

Interested parties with questions or comments may communicate with Mr. Gaffney and other non-management members of the Board by confidential email. The email address is accessible in the investor relations section of the Company’s web site under the caption, “Contact the Board.”

Nominating and Corporate Governance Committee

Yves-Andre Istel, Chairman

Curtis G. Anderson

Gail A. Lione

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four independent directors. The general objectives of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the compliance by the Company with the internal control requirements as found in Section 404 of the Sarbanes-Oxley Act and (4) the independence and performance of the Company’s internal and external auditors. The Audit Committee has adopted a policy that it must pre-approve all audit and non-audit services of the Company’s independent registered public accounting firm and the specific duties of the Audit Committee are described in the Audit Committee Charter as adopted by the Board of Directors. The Company has adopted a Code of Ethics and the Audit Committee has adopted a charter and both are available free of charge on the Company’s web site located at www.imperialsugar.com. The Company’s Code of Ethics requires management to make reports to the Audit Committee. The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

The Company’s Board of Directors does not have an “audit committee financial expert” as defined by SEC Regulation S-K Item 407(d). The Company believes that the members of the Audit Committee, based on their respective experience as chief executive officers with financial oversight responsibilities or investment bankers, are able to read and understand financial statements and have an understanding of generally accepted accounting principles. The Company also believes each member of the Audit Committee has experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to those issues that can reasonably be expected to be raised by the Company’s financial statements.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation for fiscal 2008. First, the Audit Committee has met and held discussions with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2008, regarding those matters that Deloitte & Touche LLP communicated to the Audit Committee as required by Statement of Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche LLP their independence and received written disclosures and a letter from Deloitte & Touche LLP regarding independence as required by Independence Standards Board Standard No. 1. This discussion and disclosure assisted the Audit Committee in evaluating Deloitte & Touche LLP’s independence. Finally, the Audit Committee reviewed and discussed with Deloitte & Touche LLP (on some occasions with the Company’s management present and sometimes in private sessions) the Company’s audited financial statements. Based on discussions with Deloitte & Touche LLP concerning the audit, the independence discussions, the financial statement review and other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Gaylord O. Coan, Chairman

Curtis G. Anderson

Yves-Andre Istel

Robert S. Kopriva

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the ownership as of December 8, 2008 of Common Stock of each director of the Company, each named executive officer, each person known to the Company to beneficially own 5% or more of Common Stock and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power, as applicable, over the shares of Common Stock listed below.

	Beneficial Ownership of Common Stock
	Number of Shares (1)(2)	Percentage of Class
Curtis G. Anderson	2,612	*
Gaylord O. Coan	3,667	*
James J. Gaffney	5,223	*
T. Kay Hastings	11,319	*
Patrick D. Henneberry	29,468	*
Yves-Andre Istel	7,674	*
Ronald C. Kesselman	—	*
Robert S. Kopriva	—	*
Gail A. Lione	1,000	*
H.P. Mechler	30,700	*
David C. Moran	16,500	*
Robert A. Peiser	44,326	*
William F. Schwer	9,562	*
John C. Sheptor	132,282	1.11%
John E. Stokely	—	*
J. Eric Story	9,564	*
John K. Sweeney	53,324	*
All directors and executive officers as a group (15 persons) (3)	390,302	3.23%

Barclays PLC (3)	3,338,051	27.90%
1 Churchill Place
London E14 5HP United Kingdom
Shultze Asset Management, LLC (4)	1,496,071	12.50%
3000 Westchester Avenue
Purchase, NY 10577
Dimensional Fund Advisors LP (5)	635,800	5.31%
1299 Ocean Avenue
Santa Monica, CA 90401

* Percentage of shares of Common Stock beneficially owned does not exceed 1% of the applicable class.

(1)	Includes shares subject to stock options exercisable within 60 days as follows: Mr. Anderson, 834 shares; Mr. Coan, 834 shares; Mr. Gaffney, 1,667 shares; Ms. Hastings, 7,500 shares; Mr. Henneberry, 8,334 shares; Mr. Istel, 2,876 shares; Mr. Mechler, 5,834 shares; Mr. Moran, 10,000 shares; Mr. Peiser, 11,668 shares; Mr. Story, 1,667 shares; Mr. Sweeney, 52,324 shares; and all officers and directors as a group, 105,205 shares.

(2)	Excludes restricted stock which is not fully vested, for which the grantee has no voting rights as follows: each of Mr. Kopriva and Ms. Lione, 7,454 shares; each of Messrs. Kesselman and Stokely, 8,517 shares; Mr. Gaffney, 7,908 shares; and each of Messrs. Anderson, Coan, Istel, Moran and Sweeney, 3,954 shares.
(3)	As reported on Schedule 13D dated October 17, 2008, Barclays PLC has sole investment and voting power for all 3,338,051 shares.
(4)	As reported on Form 4 dated December 10, 2008, Shultze Asset Management, LLC has shared investment and voting power for all 1,496,071 shares.
(5)	As reported on Schedule 13G dated February 6, 2008, Dimensional Fund Advisors LP has sole investment and voting power for all 635,800 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of its Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based on a review of Forms 3 and 4 and amendments thereto filed during the fiscal year ended September 30, 2008 and Forms 5 and amendments thereto, or written representations that no Forms 5 were required, the Company believes during the year ended September 30, 2008, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the Executive Compensation Committee consisted of John K. Sweeney (Chairman), Gaylord O. Coan, James J. Gaffney and David C. Moran. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Philosophy

The Company’s executive compensation philosophy and program objectives are directed primarily by two guiding principles. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders so that a significant portion of each executive’s compensation is linked to maximizing shareholder value. In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. The Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

The executive compensation program has been structured with three primary components: base salary, annual incentives (via a cash bonus plan), and long-term incentives (via stock options in prior years and, more recently, restricted stock). The following discussion describes the Company’s plans by component of compensation and discusses how each component relates to the Company’s overall executive compensation philosophy. In establishing the executive compensation programs, the Company believes that:

•	base salaries should be at levels competitive with peer companies that compete with the Company for business opportunities and executive talent;

•	annual incentive bonuses should reflect progress toward company-wide performance objectives and personal objectives; and

•	long-term incentives should balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to company-wide performance.

Purpose

The executive compensation program has been designed to accomplish the following long-term objectives:

•	create a proper balance between building shareholder wealth and executive compensation while maintaining good corporate governance;

•	produce long-term, positive results for the Company’s shareholders;

•	align executive compensation with performance and appropriate peer group comparisons; and

•	provide market-competitive compensation and benefits that will enable the Company to recruit, retain and motivate the executive talent necessary to be successful.

Administration

The executive compensation program is administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance—Executive Compensation Committee.” Policies adopted by the Committee are implemented by the Company’s compensation and benefits staff. The Committee has also retained Lyons, Benenson & Company, Inc. as its independent compensation consultant with respect to executive compensation matters and in the past has retained Semler Brossy Consulting Group, LLC for such services. The consultants working on the Company’s executive compensation matters report to and act at the direction of the Committee. Management does not direct or oversee the activities of the consulting firms with respect to the Company’s executive compensation program and has not engaged the consulting firms for any other matters.

This Compensation Discussion and Analysis (“CD&A”) of the compensation programs for the Company’s named executive officers as described under “Executive Compensation” below (“NEOs”) is intended to provide an overview of the various compensation and benefit programs, rationale for their existence and how they link to performance and actual pay decisions overseen by the Committee. The narrative that follows contains descriptions of underlying rationale and decisions regarding pay philosophy and its application to the Company’s business objectives. Any analysis and interpretation of this information should be limited to understanding how the executive compensation and benefits programs are structured and should not be viewed as statements of expectations, forward-looking estimates of financial results or any related guidance to investors or the investment community.

Briefly summarized, the Committee is responsible for:

•	Reviewing and approving the Company’s compensation philosophy;

•	Approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain senior executives, including the Chief Executive Officer;

•	Assessing the appropriateness of the total compensation paid to the Company’s principal officers;

•	Periodically reviewing and approving stock ownership guidelines, including granting or making recommendations to the Board concerning employee stock options or restricted stock grants;

•	Approving new or material changes to existing employee benefit plans;

•	Maintaining and updating on a regular basis a written Executive Compensation Committee Charter detailing the Committee’s duties;

•	Reviewing and reporting to the Board the status of the Company’s director compensation practices in relation to other companies of comparable size and within similar industries;

•	Reviewing with the Chairman of the Board the Chief Executive Officer’s compensation on an annual basis;

•	Issuing an annual report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and

•	Such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board or as designated in plan documents.

Selection of Compensation Peer Group

To assist with determining executive compensation, including base salary and annual and long-term incentive compensation, the Committee typically utilizes a Compensation Peer Group, a group of comparable companies against which the Committee benchmarks the Company’s compensation program. In fiscal 2008, the Compensation Peer Group included 14 companies. The Compensation Peer Group is the source of compensation database information. The Committee’s independent consultants develop analyses on the basis of information drawn from the database, and those analyses include the compensation levels and practices of the Peer Group companies. The selection of the companies included in the Compensation Peer Group reflects consideration of the following factors: (1) companies that are competitors in the food processing and commodities sector, although there are no publicly traded companies that are direct competitors in the domestic sugar processing industry; (2) companies that compete for the same specialized talent pool; (3) companies that may experience similar business cycles; (4) companies that may be tracked similarly by analysts; and (5) companies that have a comparable market capitalization and/or revenues. Companies included in the Compensation Peer Group are weighted based on revenue size, comparability to the Company’s business and whether or not they are in the commodity food business.

The primary Compensation Peer Group utilized for fiscal 2008 is as follows:

Company Name	2007 Revenue In Millions
Chiquita Brands International, Inc.	$4,662.8
Corn Products International, Inc.	$3,391.0
Cott Corporation	$1,776.4
Farmer Brothers Co.	$216.3
Flowers Foods, Inc.	$2,036.7
Lance, Inc.	$762.7
M&F Worldwide Corp.	$1,472.8
MGP Ingredients, Inc.	$368.0
Peet’s Coffee & Tea, Inc.	$249.4
Performance Food Group Company	$6,304.9
Ralcorp Holdings, Inc.	$2,233.4
Reddy Ice Holdings, Inc.	$339.0
Tootsie Roll Industries, Inc.	$497.7
Treehouse Foods, Inc.	$1,157.9

The primary Compensation Peer Group used in fiscal 2008 was modified from that used in prior years in response to the Committee’s desire to eliminate companies that were (a) substantially larger than the Company in terms of revenue and (b) whose core business did not match well to the Company’s business. For fiscal 2008, the Committee used a second compensation peer group, also comprised of 14 companies, but selected based on the comparability of their revenues and EBITDA to those of the Company, without regard to the industry sectors in which they operate. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. This second peer group was used to ascertain whether companies that structurally were comparable to the Company in terms of generating EBITDA paid their executives differently than the companies in the primary group. The companies in this peer group were A.C. Moore Arts and Crafts, Inc.; American Woodmark Corporation; B&G Foods, Inc.; Caraustar Industries, Inc.; Diamond Foods, Inc.; International Coal Group, Inc.; J&J Snack Foods Corp.; James River Coals Company; Lawson Products, Inc.; Par Pharmaceuticals Companies, Inc.; Quaker Chemical Corporation; John B. Sanfilippo & Son, Inc.; SI International, Inc.; and Westmoreland Coal Company. Analyses of the compensation levels and approaches in this peer group did not reveal any appreciable differences in compensation levels and approaches relative to the primary Compensation Peer Group, and, therefore, the Committee was guided by, and relied on, analyses of the primary Compensation Peer Group in making compensation decisions and determinations.

Additionally, the Committee periodically references other independent compensation surveys for executive pay practices in the general and food industry. Recommendations for base salary, bonuses and other compensation arrangements are developed under the supervision of the Committee by the Company’s compensation and benefits staff utilizing the foregoing information and analyses and with assistance from the independent compensation consultants. The peer group data provides guidance but does not dictate the setting of executive officer’s compensation.

In addition to this peer-based market analysis, an internal equity analysis is carried out to ensure that both the total compensation and individual compensation components for each executive officer position are sized appropriately in relation to each other.

Timing of Compensation Decisions

All elements of executive compensation are typically determined in November, December and January of each fiscal year after a review of financial, operating and personal objectives with respect to the prior fiscal year’s results. The Committee may, however, review salaries or grant long-term incentive awards at other times during the year as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of some of the more significant compensation events:

Event	Timing
Set Board and committee dates	At least one year prior to meeting dates. Board meetings have historically been held in December, January, April, July and September, and committee meetings have been held on the day before each Board meeting.

Establish executive officer financial and personal objectives	September of each fiscal year (with respect to compensation for the following fiscal year)

Monitor Company and executive officer performance against objectives established in the previous fiscal year	April and July of each fiscal year (with respect to compensation for the current fiscal year)

Evaluate executive compensation (achievement of objectives established in the previous fiscal year), review external consultant analysis and recommend all elements of compensation based on those results and analysis	November/December/January of each fiscal year (with respect to compensation for prior fiscal year)

Payment of annual incentive bonus	December of each year

Grants of long-term incentive awards	Second fiscal quarter of each year

Additional information regarding the timing of stock option and restricted stock grants is discussed below under “Long-Term Incentives—Stock Options/Restricted Stock.”

Elements of Executive Compensation

General

The executive compensation program primarily consists of base salary, annual incentives (via a cash bonus plan), and long-term incentives (via stock options in prior years and more recently restricted stock), but also includes other elements of compensation generally available to all employees such as medical and dental, disability and term life insurance programs. The selection of the three main elements allows the Company to remain competitive in attracting and retaining executive talent, and to motivate executives with current and potential financial rewards. In years of average performance by the Company, the Committee deems it appropriate to position executive officer compensation at or around the median of the market for a comparable position. This means that the compensation package remains competitive enough to attract and retain top talent but does not over-reward average performance by the NEO. Actual compensation and target compensation levels may be set above the 50th percentile as warranted by performance and prevailing market conditions for executive talent, including the recognition of key skills that are in critical demand, as well as the reality that some positions are of higher internal value to the Company than competitive survey data suggests for competitors.

For fiscal 2008, executive compensation set by the Committee for the NEOs resulted in total direct compensation at target that on average was approximately at the 60th percentile of the Compensation Peer Group. Two NEOs were below the 50th percentile and three were above that benchmark, including Mr. Sheptor who received a special, one-time grant of restricted stock upon being elected CEO that contributed to his being approximately at the 70th percentile for fiscal 2008.

Relative Size of Major Compensation Elements

The combination of base salary, annual incentives and long-term incentives comprise total direct compensation. In setting executive compensation, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term incentives for the achievement of both annual and long-term financial and non-financial objectives. The size of each element is based on market practice for the Compensation Peer Group as well as company-wide and individual performance. The Committee may also decide, as appropriate, to modify the relative mix of compensation elements to best fit an executive officer’s specific circumstances.

The level of incentive compensation typically increases in relation to an executive officer’s responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of the shareholders.

The following table summarizes the relative size of base salary and incentive compensation for fiscal 2008 (total direct compensation) for each of the NEOs:

	Percentage of Total Direct Compensation
Name	Base Salary	Annual Incentive Bonus	Long-Term Incentives
John C. Sheptor	32%	27%	41%
Robert A. Peiser	30%	28%	43%
H.P. Mechler	54%	24%	21%
Patrick D. Henneberry	56%	26%	18%
T. Kay Hastings	67%	31%	3%
J. Eric Story	66%	19%	15%
William F. Schwer	100%	—	—

Cash Compensation

Base Salaries

The Company’s base salary program is based on a philosophy of providing base compensation competitive with the Compensation Peer Group, but base compensation is not targeted at a specific percentile level. Rather, the Committee makes a subjective determination of the appropriate base salary level given the existing salary levels at the Company and a review of Compensation Peer Group data. The Company periodically reviews its executive compensation levels as compared to the external market since the Company believes it is important to provide competitive salaries over time in order to attract and retain talented executives.

Annual base salary adjustments for the Company are based on several factors including: general levels of market salary increases, individual performance, competitive base salary levels and the Company’s overall financial results. For purposes of determining base salary adjustments, the Company reviews performance qualitatively and quantitatively, taking into account the level of earnings and each individual’s contributions. These criteria are assessed qualitatively and are not weighted. All base salary adjustments are based on a philosophy of pay-for-performance and an individual’s value to the Company. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

At September 30, 2008, the NEOs have the following base salaries:

Name	Base Salary
John C. Sheptor	$550,000
Robert A. Peiser	$262,000
H.P. Mechler	$300,000
Patrick D. Henneberry	$339,082
T. Kay Hastings	$261,250
J. Eric Story	$186,260
William F. Schwer	—

Mr. Story received a base salary increase in fiscal year 2008 of 3%, comparable on a percentage basis with base salary increases for all other employees. Messrs. Mechler and Henneberry and Ms. Hastings did not receive increases in their base salaries in fiscal 2008. Mr. Sheptor’s base salary was increased from $350,000 to $550,000 upon his appointment as President and Chief Executive Officer on January 29, 2008. In connection with Mr. Peiser’s reduced involvement with the Company, the Company amended its employment agreement with Mr. Peiser to continue his annual base salary at $655,000 through January 29, 2008 and establish his new base salary at $262,000 after that date until January 31, 2009. On June 30, 2008, Mr. Schwer retired from the Company and Ms. Hastings resigned from the Company effective October 1, 2008. The fiscal 2008 base salaries for the NEOs place them between the 28th and 54th percentile of base salary for the Compensation Peer Group.

Effective January 1, 2009, the base salaries of Messrs. Sheptor, Mechler, Henneberry and Story were increased to $577,000, $324,000, $359,427 and $210,000, respectively. The base salaries of Messrs. Sheptor, Mechler and Henneberry were increased by 4.9%, 8% and 6%, respectively, in recognition of their superior performance during fiscal 2008, as well as their contribution to ensuring the stability and long-term viability of the Company following the explosion and fire at the Company’s Port Wentworth, Georgia refinery in February 2008, which resulted in substantial loss of the Company’s productive capacity. Mr. Story received a market adjustment, which increased his base salary by 12.7%.

Annual Incentive Bonus

The Company’s annual cash bonus plan (the “Management Incentive Plan” or “MIP”) is intended to (1) reward key employees based on Company and individual performance, (2) motivate key employees and (3) provide competitive cash compensation opportunities to plan participants. Under the annual bonus plan, target award opportunities vary by individual position and are expressed as a percentage of base salary. The amount a particular executive may earn is directly dependent on the individual’s position, responsibility and ability to affect the Company’s financial success.

The Company adopted goals under the MIP for fiscal 2008 for executive officers and certain other participants. The approved plan goals provided for cash bonuses based on achievement of a combination of individual performance goals and corporate performance goals. The corporate performance goals for fiscal 2008, initially established in September 2007, were based on the Company’s attainment of certain EBITDA levels. At achievement of $6 million in EBITDA, the plan would pay out bonuses equal to 25% of the target bonus amounts; at $10.2 million in EBITDA, the plan would pay out bonuses equal to 50% of target; at $20 million in EBITDA, the plan would pay out 100% of target; and at $30 million in EBITDA, the plan would pay at its maximum at 200% of target. The goals were derived from the business plan for the Company approved by the Board. Personal objectives are specific to each officer position and may relate to the following matters, among others:

•	improvement in specific key business metrics;

•	completion of strategic acquisitions or divestitures; or

•	the achievement of other business priorities.

The achievement of individual performance goals and corporate performance goals results in an incentive payment based on a participant’s target bonus opportunity, which is set at a percentage of the participant’s base salary ranging from 10% to 100% at the target EBITDA level and based on the participant’s responsibilities and position within the Company. Bonus opportunity as a percentage of base salary was set by the Committee after reviewing Compensation Peer Group data. In setting target bonus opportunities, the Committee makes subjective judgments taking into consideration competitive practice among the Compensation Peer Group companies as well as the Company’s business objectives and the potential impact that each position may have on overall Company results.

The explosion and fire in February 2008 at the Company’s Port Wentworth refinery resulted in a substantial loss of the Company’s productive capacity, which made the earlier approved MIP goals unattainable and of secondary importance in terms of securing the future of the Company. Accordingly, the corporate performance goals for the MIP were modified in April 2008 to recognize the need for management to focus on the impact the accident had on the Company’s business. The revised Company corporate performance goals for fiscal 2008 were:

•	Effectively and efficiently manage post Port Wentworth tragedy imperatives.

•	Compassionately and responsibly respond to family needs

•	Maximize insurance settlement receipts and minimize distribution timing

•	Execute the Port Wentworth reconstruction within the insurance settlement limits

•	Maximize Gramercy performance

•	Manage customer relationships as to maximize business recovery

•	Minimize litigation and citation liabilities and disruptions to operations

•	Complete strategic initiatives that strengthen 2009 and future opportunities.

The Committee also modified the MIP award payment schedule to encourage executive retention. For officers of the Company, one-half the MIP awards earned for fiscal 2008 was payable no later than December 15, 2008, and the other half would be payable no later than June 1, 2009. Payment of the awards is also dependent on the participant being in the Company’s employ through the payment dates.

The Committee established the fiscal 2009 corporate goals and individual performance goals at the September 2008 meeting. The corporate goals include targets based on EBITDA, recovery of Port Wentworth insurance claims and Port Wentworth production.

Fiscal 2008 MIP Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals which are quantified and result in payment only if both the individual performance goals are reached and the corporate performance goals were achieved. For fiscal 2008, in addition to the six performance goals identified above, there were six performance goals under the umbrella of strategic initiatives to strengthen 2009 and future opportunities. Disclosure of the goals pertaining to strategic initiatives would place the Company at a competitive disadvantage by identifying the key parameters of its strategic plan, and accordingly, are not discussed herein. The strategic actions to strengthen 2009 and future opportunities involved demanding but achievable goals, the outcome of which was uncertain at the time the goals were set. Certain of the goals were focused on expanding the Company’s business and the others were focused on making decisions on specific strategic projects and on achieving specified operational improvements.

In determining the Company’s performance under the MIP for 2008, the Committee reviewed management’s results and assessments in each of the 12 performance goals, which were weighted equally. Upon careful review and analysis, the Committee has determined that under the heading, “Effectively and efficiently manage post Port Wentworth tragedy imperatives”, the Company fully met four of the goals and achieved 90% and 75% of the two other goals. Similarly, under the heading, “Complete strategic initiatives that strengthen 2009 and future opportunities”, the Committee determined that the Company fully met three of the goals and achieved 90% of two of the goals and 50% of the remaining goal. These determinations led to an overall composite achievement of 91%.

The following table summarizes the fiscal 2008 annual incentive compensation target, allocation to personal objectives and achievement for each of the NEOs.

	2008 Annual Incentive
Name	Incentive Target as a % of Base Salary		Corporate Objective Portion of Target	Personal Objective Portion of Target	Personal Objective Portion Achieved	Total Incentive as a % of Incentive Target
John C. Sheptor	90	% (1)	70%	30%	30%	94%
Robert A. Peiser	100%		80%	20%	20%	93%
H.P. Mechler	50%		70%	30%	26%	90%
Patrick D. Henneberry	50%		70%	30%	29%	93%
T. Kay Hastings	50%		60%	40%	38%	92%
J. Eric Story	30%		60%	40%	38%	93%
William F. Schwer	—		—	—	—	—

(1)	Mr. Sheptor’s incentive target was 60% of base salary earned while he was Executive Vice President and Chief Operating Officer and 100% of base salary earned as President and Chief Executive Officer.

Long-Term Incentives

The Imperial Sugar Company Long-Term Incentive Plan, which was amended and restated with shareholder approval effective January 2008, reserved a total of 2,534,568 shares of Common Stock. The Committee has the discretion to determine the types of awards to be made under the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan may consist of one or more of the following:

•	incentive options and nonqualified stock options with an exercise price not less than fair market value on the grant date;

•	stock appreciation rights, or SARs;

•	stock, including restricted stock and conditional stock units; and

•	cash.

An award also may be in the form of a performance award that may be based on one or more of the following: increased revenue; economic value added; cash flow measures; stock price; market share; return on equity or capital; return on revenue measures; costs; and safety and environmental performance measures. The performance award need not be based on an increase or positive result, but may be based on maintaining the status quo or limiting economic losses, as determined by the Committee or another Board designated committee.

The following limitations apply to any award made under the Long-Term Incentive Plan. In any one calendar year, the Company may not grant to any person:

•	options or SARs that are exercisable for more than 300,000 shares of common stock;

•	stock awards covering or relating to more than 300,000 shares of common stock; or

•	cash awards or any other awards permitted by the Long-Term Incentive Plan (other than options, SARs and stock) having a value determined on the grant date in excess of $3,000,000.

Stock Options/Restricted Stock

The long-term incentive devices primarily used by the Committee are stock options and, more recently, restricted stock because they align the interests of employees and shareholders by providing value to the executive through stock price appreciation. Stock options granted to date have an exercise price equal to the average of the high and low trading price of the Company’s common stock at the date of grant. Options become exercisable in annual increments over a three-year period from grant date and expire ten years from date of grant. Restricted stock grants consist of the Company’s common stock and generally vest over a three- or four-year period from the date of grant with certain exceptions as described below.

The regular Board and Committee meeting schedule is set up to a year in advance. The timing of these meetings is not determined by executive officers, and the Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option and restricted stock decisions, the Committee is aware of the Company’s earnings results and takes them into account in determining Company performance and appropriate award size, but it does not adjust the size of grants to reflect possible market reaction to earnings announcements. Generally, annual stock option and restricted stock grants are made at the January meeting of the Committee, although specific grants may be made at other regular meetings to recognize the hiring or a promotion of an employee, a change in responsibility or a specific achievement, and the fiscal year 2008 grants were made in September 2008. In addition, the Committee does not backdate stock options and has not approved any re-pricing or discounting of stock options to any of its executive officers. The Company has also implemented a trading policy which specifies that any individual covered by this policy may not purchase, sell or enter into any market transactions with respect to the Company’s stock during any “blackout” period. In addition to blackout periods imposed in connection with the reporting of financial results, the Company may impose additional blackout periods during which there exists material non-public information about the Company, such as potential major acquisitions and divestitures.

Stock Options/Restricted Stock Granted to Executive Officers in Fiscal 2008

The Committee makes grants of stock options and restricted stock primarily to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of the stock option and restricted stock grant typically increases with the level of position. In determining the amount, if any, of stock options and restricted stock granted to executive officers, the Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;

•	achievement of non-financial goals;

•	the executive officer’s contribution to the Company’s success;

•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions with the comparative groups;

•

the total number of stock options and restricted stock granted to an executive over the course of his or her career, together with the retentive effect of additional stock option and restricted stock grants; and

•	a review of the internal equity of peer position career grants.

In fiscal 2008, Mr. Sheptor received restricted stock awards valued at approximately 297% of his base salary, or 83,400 shares, in connection with his appointment as President and Chief Executive Officer on January 29, 2008. Restricted stock grants were made to certain NEOs in September 2008 as follows: Mr. Sheptor, 25,000 shares, Messrs. Mechler and Henneberry, 7,500 shares each and Mr. Story, 2,750 shares. These grants ranged in value from 59% to 19% of their base salaries. As a result of the delay in making these grants as compared to the usual grant schedule, 40% of the awards will vest on the first anniversary of grant and 60% will vest on the third anniversary of grant in contrast to the Company’s most recent vesting schedule, which provides that 40% vest on the second anniversary of grant and 60% vest on the fourth anniversary of grant.

The fiscal 2008 restricted stock awards for the NEOs place them between the 10th and 56th percentile of long-term incentive awards for the Compensation Peer Group, except for Mr. Sheptor, whose restricted stock awards (inclusive of the award he received upon his promotion to President and Chief Executive Officer) were at the 77th percentile of the Compensation Peer Group. Long-term incentive awards with respect to fiscal 2008 performance are expected to be made by the Committee in the second quarter of fiscal 2009.

Post-Employment Benefits

The Company has a Retirement Plan covering non-union employees of the Company and its subsidiaries and had a Benefit Restoration Plan covering a select group of management employees. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003. As a result, Messrs. Mechler, Schwer and Story are the only

NEOs who participate in the Retirement Plan and Mr. Schwer was the only NEO who participated in the Benefit Restoration Plan. In addition, the Company had a Salary Continuation Plan which provided retirement, death and disability benefits for selected salaried officers and other key management employees of the Company. Mr. Schwer was the only NEO who participated in the Salary Continuation Plan. On June 30, 2008, Mr. Schwer retired from the Company and received (1) one year’s salary ($341,613) as separation compensation, (2) supplemental retirement payments of $598,586 pursuant to the Benefit Restoration Plan and (3) $217,099 under the Salary Continuation Plan.

For more information regarding these plans, see “Executive Compensation—Pension Benefits” and “Executive Compensation—Nonqualified Deferred Compensation.”

Perquisites and Other Benefits

The Company provides only minimal perquisites to its NEOs as follows:

Executive	Perquisite or Benefit Provided
John C. Sheptor	• Company-owned country club and golf membership for a portion of fiscal 2008 (Mr. Sheptor paid all monthly dues and usage fees)

Robert A. Peiser	• Company-owned country club and golf membership for a portion of fiscal 2008 (Mr. Peiser paid all monthly dues and usage fees) • $1,000/month automobile allowance

H.P. Mechler	• Tax preparation assistance

Patrick D. Henneberry	• N/A

T. Kay Hastings	• N/A

J. Eric Story	• N/A

William F. Schwer	• Tax preparation assistance

In addition, executive officers are eligible for the same benefit plans provided to other employees, including medical and dental, disability, 401(k) match and term life insurance programs. There are no special insurance plans for officers. Officers also generally receive four weeks of vacation.

Employment, Severance and Change of Control Agreements

The Company has entered into employment, severance or change of control agreements with the following named officers, which as currently in effect provide for the following annual salaries:

Name	Salary
John C. Sheptor	$550,000
Robert A. Peiser	$262,000
H.P. Mechler	$300,000
Patrick D. Henneberry	$339,082
T. Kay Hastings	—
J. Eric Story	$186,260
William F. Schwer	—

Messrs. Sheptor and Peiser have employment agreements with the Company that provide that Mr. Sheptor will receive severance payments equal to two times his annual salary plus a pro rata bonus for the year of termination and Mr. Peiser will receive the unpaid portion of his annual salary and to the extent not already paid, his fiscal year 2008 bonus, in the event of a termination by the Company without cause or termination for good reason as defined therein. Mr. Henneberry has a severance agreement that provides for a severance payment equal to one time his annual salary in the event of termination by the Company without cause or termination for good reason as defined therein. The Company entered into change of control agreements during December 2005 with Messrs. Mechler, Henneberry and Story. The change of control agreements for Messrs. Henneberry and Mechler have a base term of 18 months and Mr. Story’s agreement has a base term of 12 months. Each change of control agreement will be automatically renewed and extended for successive one-year terms unless the Company provides notice otherwise. Messrs. Sheptor’s and Peiser’s employment agreements each contain a change of control provision with a base term of 36 months and 18 months, respectively. Each of the foregoing agreements were amended in December 2008 for compliance with Internal Revenue Code Section 409A and the regulations promulgated thereunder, except for Ms. Hastings’ severance and change of control agreements, which terminated upon her resignation from the Company effective October 1, 2008. Mr. Schwer’s employment, severance and change of control agreements with the Company terminated upon his retirement on June 30, 2008.

Each change of control agreement provides, among other things, for a lump sum payment within 30 days after the later of the employee’s termination and the effectuation of the change of control (as defined therein) equal to the lesser of (i) a specified number of months (18 months for Messrs. Mechler and Henneberry and 12 months for Mr. Story) of the employee’s then current base salary amount or (ii) the maximum amount that the employee could receive pursuant to the change of control without becoming subject to excise taxes. Messrs. Sheptor’s and Peiser’s employment agreements provide for a payment of 36 months and 18 months, respectively, of their current base salary or the maximum amount that they could receive without becoming subject to excise taxes upon a change of control, plus, in the case of Mr. Sheptor, a pro rata bonus. Except with respect to Mr. Peiser’s employment agreement, which does not require termination in order to receive a change of control payment, the Company is required to make such payments if during the “protected period” (which generally commences 90 days prior to and ends 18 months after a change of control except for Mr. Sheptor, whose “protected period” commences upon and ends one year after a change of control) (a) the Company terminates the employee’s employment without cause (as defined therein) or (b) the employee terminates his or her own employment for “good reason” which includes (1) a material reduction of the employee’s authority, duties or responsibilities, (2) a material reduction in the employee’s salary or bonus potential or a material reduction in other compensation or benefits, (3) a material relocation of the employee’s primary office or (4) the failure by the Company to obtain the unconditional assumption of the Company’s obligations to the employee under the change of control agreement by any successor. A termination for “good reason” requires the employee to notify the Company within 30 days of the “good reason” permitting the employee to terminate employment and the failure of the Company to cure the “good reason” within 90 days.

The Company entered into these agreements to foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if the Company were to be acquired by another entity. The Company also believes that these agreements help ensure that key executives continue to perform in their roles when a potential change of control is impending, are protected against the loss of their positions following a change in the ownership or control of the Company, and fulfill their expectations for long-term incentive compensation arrangements. For more information regarding these arrangements, see “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Impact of Accounting and Tax Treatments

Accounting Treatment

Effective October 1, 2005, the Company adopted the provisions of SFAS 123R using the modified prospective method. The revised statement requires that companies recognize compensation expense for awards of equity instruments based on the grant date fair value of those awards. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model for fiscal 2005 grants; previously the Company used the Black-Scholes option pricing model. The adoption of SFAS 123R led to a shift by the Company from the use of stock options to restricted stock awards to limit compensation expense.

Tax Treatment

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), public companies are precluded from receiving a tax deduction on compensation paid to certain executive officers in excess of $1,000,000 that does not meet the definition under the Code of “qualified performance based compensation.” The Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation programs. The Committee also considers it important to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF IMPERIAL SUGAR COMPANY

John K. Sweeney, Chairman

Gaylord O. Coan

James J. Gaffney

David C. Moran

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company for the fiscal year ended September 30, 2008 to the Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers as of September 30, 2008, one person who was Chief Executive Officer during fiscal 2008 but who was not serving as Chief Executive Officer as of September 30, 2008 and one other person who served as an executive officer during fiscal 2008 whose total compensation earned for the portion of fiscal 2008 served would otherwise have made him one of the three most highly compensated executive officers as of September 30, 2008 (collectively, the “NEOs”).

Name and principal position	Fiscal Year	Salary ($)	Bonus ($) (5)	Stock Awards ($) (6)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)
John C. Sheptor	2008	483,077	—	623,311	—	408,748	—	13,750	1,528,887
President and Chief Executive Officer (1)	2007	208,654	—	144,583	—	125,859	—	58,280	537,376

Robert A Peiser (2)	2008	398,108	—	570,535	—	369,444	—	23,933	1,362,020
Vice Chairman	2007	649,385	—	242,760	—	679,645	—	23,133	1,594,923

H. P. Mechler	2008	300,000	—	106,030	12,128	134,565	(3,081)	13,707	563,349
Senior Vice President and Chief Financial Officer	2007	284,375	—	106,338	29,108	154,113	9,743	14,395	598,072

Patrick D. Henneberry	2008	339,082	—	102,610	8,663	157,131	—	1,008	608,494
Senior Vice President— Commodities	2007	335,712	—	98,130	20,792	177,518	—	1,008	633,160

T. Kay Hastings (3)	2008	261,250	—	(4,914)	15,594	120,515	—	1,008	393,453
Senior Vice President— Human Resources	2007	258,654	—	92,726	37,425	133,352	—	1,008	523,165

J. Eric Story	2008	185,008	—	38,316	3,465	51,743	(4,078)	9,691	284,146
Vice President and Treasurer	2007	179,230	—	36,525	16,304	54,826	4,719	9,073	300,677

William F. Schwer (4)	2008	310,079	35,000	(3,572)	—	—	271,299	400,866	1,013,672
Independent Consultant	2007	339,317	—	76,305	—	175,267	43,553	12,660	647,102

(1)	Mr. Sheptor was Executive Vice President and Chief Operating Officer from February 12, 2007 until his appointment as President and Chief Executive officer on January 29, 2008.
(2)	Mr. Peiser was President and Chief Executive Officer of the Company until Mr. Sheptor assumed the position of President and Chief Executive Officer effective January 29, 2008, at which time Mr. Peiser assumed the position of Vice Chairman.
(3)	Ms. Hastings resigned from the Company effective October 1, 2008 and has agreed to act as a consultant to the Company for a period of 9 months.
(4)	Mr. Schwer was Senior Vice President, General Counsel and Secretary of the Company for part of fiscal 2008. Mr. Schwer retired from the Company on June 30, 2008 and has agreed to act as an independent consultant to the Company to assist with transition matters from July 1, 2008 to June 30, 2009.

(5)	The annual cash incentive paid to the Company’s NEOs is included in the column “Non-Equity Incentive Plan Compensation.”
(6)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2008 and 2007 under statement of Financial Accounting Standard No. 123R (Share-Based Premium). For Ms. Hastings and Mr. Schwer, the compensation cost includes the reversal of amounts accrued in prior years for restricted stock grants which were forfeited in fiscal 2008.
(7)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2008 and 2007 under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) for grants made in prior years. For purpose of estimating the fair value of options on their date of grant, the Company began using a binomial lattice option pricing model in fiscal 2005 and previously used a Black-Scholes option-pricing model. The following assumptions were used in those models:

Expected Stock Price Volatility	3.0 – 35%
Risk-free Interest Rate	2.5 – 4.2%
Expected Life of Options	5.0%
Dividend Yield	0 – 0.7%

(8)	Amounts in this column reflect the change in actuarial present value of the accumulated benefit under the Retirement Plan for Messrs. Mechler and Story, and the Retirement Plan and Benefit Restoration Plan for Mr. Schwer.
(9)	All other compensation includes the following:

	Fiscal 2008
Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Consulting Fees	Separation Compensation	Total
John C. Sheptor	—	—	$12,742	$1,008	—	—	$13,750
Robert A. Peiser	$12,000	—	10,925	1,008	—	—	23,933
H.P. Mechler	—	$1,774	10,925	1,008	—	—	13,707
Patrick D. Henneberry	—	—	—	1,008	—	—	1,008
T. Kay Hastings	—	—	—	1,008	—	—	1,008
J. Eric Story	—	—	8,683	1,008	—	—	9,691
William F. Schwer	—	3,774	9,723	756	$45,000	$341,613	400,866

	Fiscal 2007
Name	Car Allowance	Tax Preparation	401(k) Match	Life Insurance	Relocation Cost	Tax Gross-Up on Relocation	Total
John C. Sheptor	—	—	$2,423	$366	$41,557	$13,934	$58,280
Robert A. Peiser	$12,000	—	10,125	1,008	—	—	23,133
H.P. Mechler	—	$2,016	11,371	1,008	—	—	14,395
Patrick D. Henneberry	—	—	—	1,008	—	—	1,008
T. Kay Hastings	—	—	—	1,008	—	—	1,008
J. Eric Story	—	—	8,065	1,008	—	—	9,073
William F. Schwer	—	1,603	10,048	1,008	—	—	12,660

Grants of Plan-Based Awards for Fiscal 2008

The following table sets forth certain information concerning annual incentive and restricted stock awards granted to during fiscal 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
John C. Sheptor	1/29/08	N/A	436,231	436,231	83,400	$1,828,962
	9/29/08	N/A	—	—	25,000	323,375
Robert A. Peiser	—	N/A	398,107	398,107	—	—
H.P. Mechler	9/29/08	N/A	150,000	150,000	7,500	97,013
Patrick D. Henneberry	9/29/08	N/A	169,541	169,541	7,500	97,013
T. Kay Hastings	—	N/A	130,625	130,625	—	—
J. Eric Story	9/29/08	N/A	55,878	55,878	2,750	35,571
William F. Schwer	—	N/A	—	—	—	—

(1)	The 2008 MIP established a number of performance criteria which if 100% achieved resulted in a payout at the target level. To the extent performance criteria were achieved at less than the 100% level, the payout was reduced proportionately. No minimum threshold level was established, and the program did not provide for a payout above the target level.

The amounts actually paid to each of the NEOs are included in the Summary Compensation Table column “Non-Equity Incentive Plan Compensation.” Restricted stock awards granted September 29, 2008 vest 40% on the first anniversary of the grant date and 60% on the third anniversary of the grant date. The restricted stock price at grant date was $21.93 and $12.94 for Mr. Sheptor and $12.94 for Messrs. Mechler, Henneberry, and Story. In connection with Mr. Peiser’s announcement of his reduced involvement with the Company after January 29, 2008, the Company amended his employment agreement and modified the vesting schedule of his restricted stock awards as follows: (1) 50% vesting on January 29, 2008; (2) 50% vesting on the earlier of the last day of his employment (or earlier if by mutual agreement) or March 31, 2009; and (3) 100% vesting upon a change of control or the involuntary termination of his employment. In connection with the appointment of Mr. Sheptor as President and Chief Executive Officer, the Company granted Mr. Sheptor 83,400 shares of restricted stock on January 29, 2008 which will vest on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth certain information with respect to the NEOs concerning options and restricted stock awards outstanding as of September 30, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John C. Sheptor	—	—	—	—	127,150	1,721,611
Robert A. Peiser	11,668	—	6.78	3/1/2015	23,000	311,420
H.P. Mechler	5,834	—	6.78	3/1/2015	17,500	236,950
Patrick D. Henneberry	8,334	—	6.78	3/1/2015	17,500	236,950
T. Kay Hastings	7,500	—	6.78	3/1/2015	—	—
J. Eric Story	1,667	—	6.78	3/1/2015	6,500	88,010
William F. Schwer	4,167	—	6.78	3/1/2015	—	—

Option Exercises and Stock Vested for Fiscal 2008

The following table sets forth certain information with respect to the NEOs concerning stock options exercised and restricted stock that vested during fiscal 2008.

	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Sheptor	—	—	6,250	121,219
Robert A. Peiser	—	—	20,889	435,033
H.P. Mechler	—	—	4,445	87,116
Patrick D. Henneberry	—	—	3,889	76,213
T. Kay Hastings	—	—	4,000	78,410
J. Eric Story	5,417	81,886	1,431	28,044
William F. Schwer	—	—	2,889	56,623

Pension Benefits

The Company has a Retirement Plan (the “Retirement Plan”), which is a tax qualified benefit plan covering non-union employees of the Company and its subsidiaries, and the Company had a Benefit Restoration Plan to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Code reduced retirement benefits that would otherwise be payable under the Retirement Plan. Mr. Schwer was the only NEO who was a participant in the Benefit Restoration Plan. The Company froze benefits under the Retirement Plan and benefit accruals and participation ceased under both the Retirement Plan and Benefit Restoration Plan as of March 31, 2003. As a result, Messrs. Mechler, Schwer and Story are the only NEOs who participate in the Retirement Plan. Mr. Schwer has executed a separation agreement with the Company, which includes a mutual release of liability, that includes the payment of one year’s salary as separation compensation and supplemental retirement payments due him pursuant to the Company’s Benefit

Restoration Plan. Mr. Schwer received one year’s salary ($341,613) as separation compensation and supplemental retirement payments of $598,586 pursuant to the Benefit Restoration Plan upon his retirement from the Company on June 30, 2008.

Annual benefits under the Retirement Plan are based on a five-year average of base pay plus bonuses. Benefits equal 1% of average compensation plus 0.5% of such compensation in excess of social security covered compensation per each of the first 35 years of service, with service measured through March 31, 2003. Messrs. Mechler, Story and Schwer are subject to certain grandfathered provisions under the prior plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. The projected total annual benefits payable from the Retirement Plan to Mr. Schwer is $32,130, $29,062 to Mr. Mechler and $23,520 to Mr. Story. Messrs. Sheptor, Peiser and Henneberry and Ms. Hastings are not participants in the plan.

Nonqualified Deferred Compensation

In 1994, the Company agreed to provide lump sum supplemental retirement and death benefits to participants in the Salary Continuation Plan. Mr. Schwer was the only NEO who participated in the Salary Continuation Plan. The Salary Continuation Plan allowed participants who were 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Committee. Mr. Schwer received $217,099 under the Salary Continuation Plan in connection with his retirement with the Company.

Potential Payments Upon Termination or Change of Control

As described under “Compensation Discussion and Analysis—Employment, Severance and Change of Control Agreements,” the Company has entered into employment, severance or change of control agreements with each of the NEOs. The following table summarizes the potential payments to the NEOs upon termination or change of control assuming a September 30, 2008 termination date.

Name	Compensation Components	Involuntary With Cause (1)	Involuntary Without Cause (1)(2)	Retirement (1)(3)	Death and/or Disability (1)(4)	Change of Control (4)(5)	Change of Control With Termination (4)(5)(6)
John C. Sheptor	Salary/Bonus	—	$1,508,748	N/A	—	—	$2,058,748
	Long-Term Incentives:
	Restricted Shares	—	—	—	$1,721,611	$1,721,611	$1,721,611

Robert A. Peiser	Salary/Bonus	—	$456,690	N/A	—	$393,000	$849,690
	Long-Term Incentives:
	Restricted Shares	—	$311,420	—	$311,420	$311,420	$311,420

H.P. Mechler	Salary/Bonus	—	—	N/A	—	—	$450,000
	Long-Term Incentives:
	Restricted Shares	—	—	—	$236,950	$236,950	$236,950
	Retirement Benefits:
	Qualified Retirement Plan	—	—	$29,062/yr	—	—	—

Patrick D. Henneberry	Salary/Bonus	—	$339,000	N/A	—	—	$508,000
	Long-Term Incentives:
	Restricted Shares	—	—	—	$236,950	$236,950	$236,950

T. Kay Hastings	Salary/Bonus	—	N/A	N/A	N/A	N/A	N/A
	Long-Term Incentives:
	Restricted Shares	—	—	—	—	—	—

J. Eric Story	Salary/Bonus	—	—	—	—	—	$186,260
	Long-Term Incentives:
	Restricted Shares	—	—	—	$88,010	$88,010	$88,010
	Retirement Benefits:
	Qualified Retirement Plan	—	—	$23,520	—	—	—

William F. Schwer	Salary/Bonus	—	N/A	N/A	N/A	N/A	N/A
	Long-Term Incentives:
	Restricted Shares	—	—	—	—	—	—
	Retirement Benefits:
	Qualified Retirement Plan and SERP Aggregated	—	—	$32,130	—	—	—

(1)	All NEOs receive salary through the month of termination/retirement and compensation for accrued and unused vacation days.
(2)	Messrs. Sheptor, Peiser and Henneberry would receive severance payments upon involuntary termination without cause based on a multiple of annual base salary as follows: two times base salary for Mr. Sheptor plus a pro rata bonus for the year of termination, one times base salary for Mr. Henneberry and for Mr. Peiser, the unpaid portion of his annual base salary and to the extent not already paid, his fiscal year 2008 annual bonus. Ms. Hastings agreement terminated upon her resignation from the Company effective October 1, 2008.
(3)	Messrs. Sheptor, Peiser and Henneberry and Ms. Hastings do not have any accrued retirement benefits.
(4)	All vested and non-vested equity grants, options and restricted stock, vest upon the occurrence of this event.
(5)	Mr. Peiser will receive 1.5 times his base annual salary if a change of control occurs.
(6)	Mr. Sheptor would receive 3 times his base annual salary plus his pro rata bonus for the year of termination if a change of control occurs and he is terminated without cause or resigns for good reason within 12 months of the change of control. Messrs. Henneberry and Melcher would receive 1.5 times their base annual salaries and Mr. Story would receive 1 times his base annual salary if a change of control occurs and they are terminated without cause or resign for good reason within 18 months of the change in control.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously

recommends a vote FOR this proposal.

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2009. Deloitte & Touche LLP has served as auditors for the Company for over 25 years.

A representative of Deloitte & Touche LLP is expected to attend the 2009 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.

Should the shareholders not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Audit Fees

The aggregate fees paid to Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for fiscal 2008 and 2007 are noted in the following table.

	Fiscal 2008	Fiscal 2007
Audit Fees (1)	$1,065,255	$849,660
Audit-Related Fees (2)	19,900	8,976
Tax Fees (3)	57,369	250,606

(1)	Includes audit fees related to the Sarbanes-Oxley Act.
(2)	Includes USDA agreed upon procedures report, accounting consultation and SEC matters.
(3)	Includes tax compliance services totaling $14,000 in fiscal 2008 and $17,000 in fiscal 2007, as well as tax consulting related to strategic transactions and other tax planning matters.

All audit-related fees, tax fees and other fees were pre-approved by the Audit Committee. The Audit Committee, as provided in its charter, delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of permitted non-audit services, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. The Audit Committee has considered whether the provision of the non-audit services referenced above are compatible with maintaining Deloitte & Touche LLP’s independence.

OTHER MATTERS

A copy of the Company’s Annual Report on Form 10-K, including financial statements for the fiscal year ended September 30, 2008, accompanies this proxy statement but is not a part of the proxy soliciting material.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2010 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this proxy statement) no later than August 24, 2009 to be eligible for inclusion in the Company’s proxy material relating to that meeting. Additionally, the proxy solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal raised at the 2010 Annual Meeting of Shareholders that is not described in the proxy statement for that meeting unless the Company has received notice of the proposal on or before November 7, 2009.

REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors

LOUIS T. BOLOGNINI

Secretary

IMPERIAL SUGAR COMPANY ONE IMPERIAL SQUARE 8016 HIGHWAY 90A SUGAR LAND, TX 77478	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     IMPRL1                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

IMPERIAL SUGAR COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
Class I
01) Robert S. Kopriva
02) John C Sheptor
03) John K. Sweeney
Class II
04) Ronald C. Kesselman
Class III
05) John E. Stokely
Vote on Proposal							For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2009.						☐	☐	☐
3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s).
If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)

IMPRL2

IMPERIAL SUGAR COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JANUARY 27, 2009

The shareholder(s) hereby appoint(s) John C. Sheptor and Louis T. Bolognini, or either of them, as attorneys and proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock, without par value, of Imperial Sugar Company that the shareholder(s) is/are entitled to vote, with all powers that the undersigned would possess if personally present, at the 2009 Annual Meeting of Shareholders to be held at 8:00 a.m., Central Time on January 27, 2009, at the Marriott Town Square, 16090 City Walk, Sugar Land, TX 77479, and any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such matters as may properly come before the meeting or adjournment thereof all as set forth in the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE
SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE